As filed with the Securities and Exchange Commission on October 4, 2010

Registration No. 333-167067

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Coca-Cola Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2197395
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

2500 Windy Ridge Parkway, Atlanta, Georgia	30339
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)	(ZIP CODE)

Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan

(Full title of the plan)

John R. Parker Jr., Esq.

Senior Vice President, General Counsel and Strategic Initiatives

Coca-Cola Enterprises, Inc.

2500 Windy Ridge Parkway

Atlanta, GA 30339

(770) 989-3000

(Name, address and telephone number of agent for service)

Copy to:

Harry S. Pangas, Esq.

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Ave., N.W.

Washington, D.C. 20004

(202) 383-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	22,000,000	N/A	N/A	N/A

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered by this registration statement are also registered hereunder.
(2)	Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the registration of 368,657,576 shares of common stock of the registrant pursuant to the registration statement on Form S-4 (File No. 333-167067) originally filed on May 25, 2010. Accordingly, no additional filing fee is required.

INTRODUCTORY STATEMENT

Coca-Cola Enterprises, Inc. (formerly Coca-Cola Enterprises Inc., and herein referred to as the “Registrant”) hereby amends its registration statement on Form S-4 (Registration No. 333-167067), initially filed on May 25, 2010, and declared effective on August 25, 2010 (the “Form S-4”), by filing this Post-Effective Amendment on Form S-8 relating to 22,000,000 shares of the Registrant’s common stock issuable upon the exercise of options and awards granted pursuant to the terms of the equity compensation plans that are the predecessors to the Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

On October 1, 2010, shareowners of Coca-Cola Enterprises Inc. (which is referred to herein as CCE and is the Registrant’s predecessor) approved a proposal to adopt the Business Separation and Merger Agreement (which is referred to herein as the “Merger Agreement” and the transaction contemplated thereby is referred to herein as the “Merger”), dated as of February 25, 2010, by and among CCE, the Registrant, The Coca-Cola Company (which is referred to herein as “TCCC”) and Cobalt Subsidiary LLC (which is referred to herein as “Merger Sub”). Pursuant to the Merger Agreement, (1) immediately prior to the Merger, CCE separated its businesses of marketing, producing and distributing nonalcoholic beverages outside of the United States, Canada, the British Virgin Islands, the United States Virgin Islands and the Cayman Islands and transferred those businesses to the Registrant and (2) Merger Sub merged with and into CCE, with CCE continuing as the surviving corporation and a wholly owned subsidiary of TCCC.

As a result of the Merger, CCE became a private company, wholly owned by TCCC, and its common stock ceased to be publicly traded. Concurrently with the Merger, the Registrant acquired TCCC’s bottling operations in Norway and Sweden, pursuant to the Norway-Sweden Share Purchase Agreement dated as of March 20, 2010. Following the Merger, the Registrant was renamed Coca-Cola Enterprises, Inc. and its shares of common stock were listed for trading on the New York Stock Exchange under the symbol “CCE.”

In addition, at the effective time of the Merger, each outstanding option and other equity award (each such option or equity award, a “CCE Award”) issued pursuant to any of the Coca-Cola Enterprises Inc. 1997 Stock Option Plan, the Coca-Cola Enterprises Inc. 1999 Stock Option Plan, the Coca-Cola Enterprises Inc. 2001 Stock Option Plan, the Coca-Cola Enterprises Inc. 2001 Restricted Stock Award Plan, the Coca-Cola Enterprises Inc. 2004 Stock Award Plan and the Coca-Cola Enterprises Inc. 2007 Incentive Award Plan (collectively, the “Predecessor Plans”), whether vested or unvested, converted into corresponding options and other equity awards with respect to the Registrant’s common stock or TCCC’s common stock, as follows:

•

equity compensation held by employees and directors of the Registrant and by former employees of CCE’s European business were converted to equity compensation based on the Registrant’s common stock; and

•	equity compensation held by employees continuing in employment with CCE after the effective time of the Merger and by former employees of CCE’s North American business were converted to equity compensation based on TCCC common stock.

All other terms of the original CCE Awards continue to apply. For administrative purposes, the Predecessor Plans were consolidated into one equity compensation plan, the Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan, immediately prior to the consummation of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) in accordance with the requirements of Part I of Form S-8, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

•	The final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 on August 26, 2010; and

•

The description of the Registrant’s common stock to be offered hereby which is contained in the registration statement filed on Form 8-A on September 17, 2010, under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Sixth of the Registrant’s Amended and Restated Certificate of Incorporation provides for the elimination of personal liability of directors of the Registrant to the Registrant or its shareowners for monetary damages for breaches of their fiduciary duties to the full extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “DGCL”). Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareowners for monetary damages for violations of a director’s fiduciary duty of care. Such a provision, however, has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend or approving an illegal stock repurchase in violation of the statute, or obtaining an improper personal benefit.

Article VIII of the Registrant’s bylaws provides for indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. Section 145 of the DGCL authorizes indemnification of directors, officers, employees and agents from and against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the corporation, but, in respect of such an action, only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director, officer, employee or agent of the corporation. The section permits indemnification if the individual acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If, in an action brought by or in the right of the corporation, the individual is adjudged to be liable to the corporation, he may be indemnified for expenses only to the extent that the court finds to be proper. Present or former directors or officers who are successful in defense of any claim against them are entitled to indemnification as of right against expenses reasonably incurred in connection therewith. Otherwise, with respect to current directors or officers, indemnification shall be made (unless otherwise ordered by a court) only if a majority of the disinterested directors, a committee of disinterested directors, independent legal counsel, or the shareowners determine that the applicable standard of conduct has been met. Section 145 authorizes such indemnity for persons who, at the request of the corporation, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.

The Registrant maintains directors and officers liability insurance which insures against liabilities that directors or officers of the Registrant may incur in such capacities.

The Registrant has entered into indemnification agreements with each director of the Registrant that contractually obligate the Registrant to indemnify such directors against liabilities they may incur in the performance of their duties to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of Coca-Cola Enterprises, Inc. (Incorporated by reference to Exhibit 3.1 filed with Amendment No. 3 to Registration Statement on Form S-4 filed with the Commission on August 19, 2010)

3.2	Bylaws of Coca-Cola Enterprises, Inc. (Incorporated by reference to Exhibit 3.2 filed with Amendment No. 3 to Registration Statement on Form S-4 filed with the Commission on August 19, 2010)

4.1*	Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan

5.1*	Opinion of Sutherland Asbill & Brennan LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

24.2*	Resolution of the Board of Directors

*	Filed Herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 4th day of October 2010.

COCA-COLA ENTERPRISES, INC.

By:	/s/ John F. Brock*
Name:	John F. Brock
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Brock* John F. Brock	Chairman of the Board and Chief Executive Officer (principal executive officer)	October 4, 2010

/s/ William W. Douglas III* William W. Douglas III	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	October 4, 2010

/s/ Suzanne D. Patterson* Suzanne D. Patterson	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	October 4, 2010

/s/ Fernando Aguirre* Fernando Aguirre	Director	October 4, 2010

/s/ Calvin Darden* Calvin Darden	Director	October 4, 2010

/s/ L. Phillip Humann* L. Phillip Humann	Director	October 4, 2010

/s/ Orrin H. Ingram II* Orrin H. Ingram II	Director	October 4, 2010

/s/ Donna A. James* Donna A. James	Director	October 4, 2010

/s/ Thomas H. Johnson* Thomas H. Johnson	Director	October 4, 2010

/s/ Suzanne B. Labarge* Suzanne B. Labarge	Director	October 4, 2010

/s/ Véronique Morali* Véronique Morali	Director	October 4, 2010

/s/ Curtis R. Welling* Curtis R. Welling	Director	October 4, 2010

/s/ Phoebe A. Wood* Phoebe A. Wood	Director	October 4, 2010

*By:	/s/ JOHN R. PARKER
Mr. John R. Parker Jr.,
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Coca-Cola Enterprises, Inc. Legacy Long-Term Incentive Plan

5.1	Opinion of Sutherland Asbill & Brennan LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1)

24.1	Power of Attorney

24.2	Resolution of the Board of Directors